Prime Sun Power Rebrands as "3Power Energy" and Finalizes Terms for Merger With Seawind Group - a Leading European Based Provider of Renewable Energy

Finalized Terms of Acquisition Set Stage for Accelerated Global Expansion

Jan. 26, 2011 (GlobeNewswire) --

NEW YORK, Jan. 26, 2011 (GLOBE NEWSWIRE) -- Prime Sun Power Inc. (OTCBB:PSPW) (Frankfurt:PSD) (the "Company") announces that it has rebranded into a new global brand that will be known as 3Power Energy Group (3POWER). The Company specializes in the development of renewable energy power plants world-wide.

3POWER has also finalized the terms of a prospective merger with the Seawind Group (www.seawind.uk.com www.seawind.cl), a European based leader in renewable energy. Seawind has been a successful provider of engineering and EPCI services to the industry and an independent project developer for more than 10 years with a notable track record and leading global customers. The prospective merger with Seawind is an important piece of 3POWER's strategy to bolster their position as an emerging global leader in the field of independent renewable power production. The planned merger also expands 3POWER's reach into Hydro and Wind power production in addition to photovoltaic (PV) solar energy.

"We were impressed with 3POWER's business model of expanding the Company to have vertically integrated capabilities; from development and engineering, to whole life operation of renewable energy power plants. This is exactly the direction we were headed.. This opportunity to merge with 3POWER simply expedites our goals," said James Wilson, Managing Director and cofounder of Seawind.

"The combined teams of 3POWER and Seawind have extraordinary industry experience and expertise in project development, management, operations, and engineering know-how. The combination will create a unique and solid foundation for global expansion." said Mr. Tim Adams, Operational Managing Director and cofounder of Seawind. Mr. Adams (who following the merger will be appointed as the COO of 3POWER) has been in charge of Seawind operations since inception, enabling Seawind to meet its customers' needs and challenges.

Over the past three years, Seawind's cumulative revenues are estimated at circa USD $60 million, and retains a core project and engineering staff of 30 people. Seawind has a substantial pipeline of Wind Power plants projects that are expected to produce in excess of 1,000MW, which come in addition to 3POWER's current pipeline of 225MW of PV Solar power projects, and 1,300MW of Hydro Power Plants in Italy, France, Greece and Turkey.

After coordinating and completing the successful merger, the current CEO of 3POWER, Mr. Olivier de Vergnies, will turn over day-to-day operations to James Wilson, who will become CEO of 3POWER. "Mr. Wilson is an experienced professional who has grown Seawind over the last 10 years into a successful and profitable company. I have worked closely with him during the merger preparations and I'm fully confident in his ability to lead 3POWER", said Mr. de Vergnies.

The Company appointed Mr. Toby Durrant as 3POWER's new Chief Investment Officer. Mr. Durrant has expertise in corporate finance and capital raising, and is an experienced professional with strong contacts and networks in the financial industry. Mr. Durrant will coordinate the capital raise and new listing. "I am pleased at the prospect of becoming part of 3POWER. Having participated closely in the merger preparations, I recognize the opportunity that 3POWER's new engineering and operational expertise represents, and I am confident that it will allow me to focus on successfully raising capital, and meeting our additional financial goals."

3POWER is currently in negotiation with selected financial investors to provide a long-term loan of U.S. $50 million and equity participation in the project's pipeline. Upon the completion of the merger, 3POWER expects to exit from shell status and intends to seek a listing on NASDAQ as soon as reasonably possible.

"The merging of 3POWER and Seawind will create a solid platform for both companies to continue their development in the field of renewable energy. Seawind's depth of experience across diverse renewable energy technologies, its proven management expertise, and its current client and project base are valuable assets. Combined with 3POWER's extensive pipeline of solar and hydro projects, they facilitate the creation of a world-class producer of renewable power," said James Wilson.

3POWER and Seawind expect to close the merger as soon as 2010 audited financial statements are completed. A detailed summary of the terms of the merger and additional disclosures are expected to be filed with the U.S. Securities and Exchange Commission shortly.

About 3Power Energy Group:

3POWER is emerging as a world-wide independent major player in producing sustainable renewable energy. 3POWER harnesses cutting-edge solar, wind, and hydro technologies to develop clean, sustainable power generation, and is a trusted energy provider to utility companies and corporate entities around the world. 3POWER expects to establish its headquarters in London, with satellite offices and operations in North America, Latin America, Europe, and Asia. Learn more at www.3powerenergy.com, www.seawind.uk.com or www.seawind.cl.

Forward Looking Statements:

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Prime Sun Power Inc. (which expects to very shortly change its name to 3Power Energy Group Inc.) (the "Company"), its business and the prospective merger transaction among the Seawind Group of Companies and the Company. These forward-looking statements can be identified by the use of terminology such as "subject to," "believe," "expects," "plan," "project," "estimate," "intend," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. Although all of the forward-looking statements set forth in this press release are believed to be reasonable, actual results may differ materially from those expressed in forward-looking statements as a result of factors outside of the control of the Company. The Company cannot provide assurances that any prospective matters described in the press release will successfully close or otherwise be completed or that the Company will realize the anticipated benefits of any such transactions. Important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are cautioned not to place undue reliance on forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. All forward-looking statements should be regarded solely as the Company's current plans, estimates and beliefs.

CONTACT: Media Contact: Steve Brazell

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Source: Globe Newswire (January 26, 2011 - 6:01 AM EST)
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